                   Lincoln Life & Annuity Company of New York

No-Lapse Enhancement Rider

This rider is made part of the policy to which it is attached if "No-Lapse Enhancement Rider" is shown in the Policy Specifications.

Lapse Protection. The policy will not lapse as long as the No-Lapse Value, less Indebtedness, is greater than zero even if the Net Accumulation Value is insufficient to meet the Monthly Deduction.

Monthly Deductions will continue and will be accumulated, but the Net Accumulation Value will not be less than zero. Cost of Insurance Rates will not be charged on any amount in excess of the Death Benefit at the beginning of the policy month. Any Death Benefit payable will not be reduced by the accumulated unpaid Monthly Deductions. Upon termination of the No-Lapse Enhancement Rider, accumulated unpaid Monthly Deductions will need to be repaid in order to keep the policy in force.

On any Monthly Anniversary Day on which both the No-Lapse Value, less Indebtedness, and the Net Accumulation Value are less than or equal to zero, the Owner will be notified of the pending lapse as provided under the "Grace Period" provision of the policy.

The "Grace Period" provision of the policy will begin when the No-Lapse Value, less Indebtedness, is less than or equal to zero and when the terms of the "Grace Period" provision of the policy are met.

The duration of the Lapse Protection provided by this rider may be reduced if:
(i) premiums or other deposits are not received on or before their due date;
(ii) any Indebtedness exists, or (iii) the Owner initiates any policy change that decreases the No-Lapse Value under the policy. Policy changes that could decrease the No-Lapse Value include, but are not limited to, partial surrenders, increases in Specified Amount, changes in Death Benefit Option, and changes in the Fixed Account Allocation.

Guaranteed Minimum Death Benefit. The Guaranteed Minimum Death Benefit is shown in the Policy Specifications or in subsequent Policy Specifications, if later changed. The Guaranteed Minimum Death Benefit is chosen by the Owner and used in determining the actual Death Benefit Proceeds provided by the rider. It may be increased or decreased as described in the "Changes in Guaranteed Minimum Death Benefit" provision of this rider.

Guaranteed Minimum Death Benefit Percentage. The Guaranteed Minimum Death Benefit Percentage is measured by dividing the Guaranteed Minimum Death Benefit on the Monthly Anniversary Day by the lesser of (a) the sum of the current policy Specified Amount and the current Term Specified Amount, if any or (b) the sum of the Initial Specified Amount and the Initial Term Specified Amount, if any. The minimum initial Guaranteed Minimum Death Benefit Percentage is 70%.

Changes in Guaranteed Minimum Death Benefit. If the sum of the policy Specified Amount and the Term Specified Amount is decreased so that the sum is below the Guaranteed Minimum Death Benefit, the Guaranteed Minimum Death Benefit will be decreased to a level equal to the sum of the Specified Amount and the Term Specified Amount. The decrease will become

LR694                                 NY                                  Page 1
effective on the same date as the decrease in Specified Amount. Subject to the provisions of this paragraph, decreases in the Guaranteed Minimum Death Benefit may be made at any time, upon request by the Owner In Writing, and will become effective on the Monthly Anniversary Day that coincides with or next follows the receipt of the request. Increases in the Guaranteed Minimum Death Benefit will be allowed only once annually and only within 90 days of a No-Lapse Value Reset. Any increase will be limited, if necessary, so that the Guaranteed Minimum Death Benefit will not be more than the lesser of (a) the sum of the policy Initial Specified Amount and the initial Term Specified Amount and (b) the sum of the current policy Specified Amount and the current Term Specified Amount. Increases require notification In Writing from the Owner and will become effective, if Lincoln Life approves the request, upon (a) the Monthly Anniversary Day that coincides with or next follows the date the request is approved by Lincoln Life and (b) the deduction from the No-Lapse Value of the first month's No-Lapse Cost of Insurance for the increase, provided the Insured is alive on such day.

Funding Level. Funding Level is measured by dividing the No Lapse Value on the Monthly Anniversary Day by the sum of the policy Specified Amount and the Term Specified Amount, if any.

No-Lapse Value. The No-Lapse Value is a reference value and is not used in determining the actual Accumulation Value or Death Benefit Proceeds provided by the policy. On each Monthly Anniversary Day, the No-Lapse Value will be calculated as (1), plus (2), minus (3), plus (4), minus (5), minus (6) where:

(1)  is the No-Lapse Value on the preceding Monthly Anniversary Day.

(2) is all premiums received since the preceding Monthly Anniversary Day, less the No-Lapse Premium Load (as described in the "No-Lapse Expense Charges and Fees" provision of this rider).

(3) is the amount of any partial surrenders (i.e. withdrawals) and associated fees under the policy since the preceding Monthly Anniversary Day.

(4) is accumulated interest, as described in the "Interest Credited on No-Lapse Value" provision of this rider.

(5) is the No-Lapse Monthly Deduction for the month following the Monthly Anniversary Day.

(6) is the surrender charge, if any, as determined from Schedule 1 of the policy, for any decrease in Specified Amount on the Monthly Anniversary Day.

On any day other than a Monthly Anniversary Day, the No-Lapse Value will be the No-Lapse Value as of the preceding Monthly Anniversary Day, plus all premiums received since the preceding Monthly Anniversary Day, less the No-Lapse Premium Load, less partial surrenders and associated fees, plus accumulated interest.

The No-Lapse Value on the Date of Issue will be the initial premium received less (i) the No-Lapse Monthly Deduction for the first policy month and (ii) the No-Lapse Premium Load.

The No-Lapse Value may become less than zero.

LR694                                    NY                              Page 2

No-Lapse Value Reset. On each Policy Anniversary, if (1) is less than (2), the No-Lapse Value will be reset to equal (2):

(1)  is the No-Lapse Value on that Policy Anniversary.

(2) is the sum of (i) 70% of the Variable Account value on that same Policy Anniversary and (ii) 90% of the Fixed Account Value on that same Policy Anniversary.

No-Lapse Monthly Deduction. The No-Lapse Monthly Deduction for a policy month will be calculated as Charge (1) plus Charge (2) where:

CHARGE 1  is the No-Lapse Cost of Insurance (as described in the "No-
          Lapse Cost of Insurance" provision of this rider) and the cost of any additional benefits provided by rider for the policy month; and

CHARGE 2 is the No-Lapse Monthly Administrative Fee (as described in the "No-Lapse Expense Charges and Fees" provision of this rider).

Interest Credited on No-Lapse Value. Lincoln Life will credit interest to the No-Lapse Value daily. The interest rate applied to borrowed and unborrowed funds will be a compounded daily rate of 0.012060% (equivalent to a compounded annual rate of 4.5%).

No-Lapse Cost of Insurance. The No-Lapse Cost of Insurance under this rider is determined on a monthly basis. Such cost will be the result of (1) minus (2), multiplied by (3), and divided by 1,000, where:

(1) is the No-Lapse Death Benefit Value at the beginning of the policy month, divided by 1.0032737,

(2) is the No-Lapse Value at the beginning of the policy month prior to the No-Lapse Monthly Deduction, or zero, if greater, and

(3) is the No-Lapse Factor as described in the Table of No-Lapse Factors attached to this rider.

No-Lapse Death Benefit Value. The No-Lapse Death Benefit Value, which is used to determine the No-Lapse Cost of Insurance, is calculated as described in the death benefit provision of the policy using the No-Lapse Value in lieu of the Accumulation Value.

Fixed Account Allocation. The percentage of the policy Net Accumulation Value allocated to the Fixed Account, as initially selected on the application or subsequently changed by the Owner. The Fixed Account Allocation can impact the No-Lapse Value as described in the "Table of No-Lapse Factors" and the "No-Lapse Expense Charges and Fees" provisions of this rider.

Allocation Requirement. This rider requires that Automatic Rebalancing, as described in the policy, be elected on the application and maintained as long as the rider is in force. Additionally, Lincoln Life reserves the right to restrict the allocation to any one of a group of specified Variable Sub-Accounts to a maximum of 40% of the Net Accumulation Value of the policy. If such a requirement is imposed, the Owner will be notified In Writing. Such notice will identify the impacted Variable Sub-Accounts and the action required to meet the Allocation Requirement.

Death Benefit Proceeds. This rider amends the "Death Benefit Proceeds" provision of the policy by adding "However, if the Accumulation Value is zero and the No-Lapse Value, less Indebtedness, is greater than zero, Lincoln Life shall pay Death Benefit Proceeds equal to the Guaranteed Minimum Death Benefit less Indebtedness. Further, no benefits will be paid under the provisions of the Supplemental Term Insurance Rider."

LR694                                  NY                                 Page 3

Termination. This rider and all rights provided under it will terminate automatically upon whichever of the following occurs first: (i) the Insured reaches Age 100, (ii) surrender or other termination of the policy, (iii) discontinuation of Automatic Rebalancing, or (iv) the Allocation Requirement is imposed and corrective action is not taken within 61 days after the date of mailing of the notice of such requirement. If the rider terminates due to (i) above, coverage will continue as provided under the "Continuation of Coverage" provision of the policy and the "Death Benefit Proceeds" provision of the rider will continue to apply. If this rider terminates, it cannot be reinstated.

Policy Provisions. Except as provided above, this rider is subject to all the terms of the policy.

Effective Date. This rider becomes effective as of its Date of Issue which is the Date of Issue of the policy.

                                      Lincoln Life & Annuity Company of New York

                                              /s/ Johe H. Gotta

                                                     President

LR694                                  NY                                 Page 4

                                   Table of No-Lapse Factors

SPECIAL NOTE:      These monthly reference factors are based on the sex, Age and premium class of the Insured. If the Insured is in a rated premium class, the No-Lapse rates will be those in the table multiplied by the Risk Factor, if any, shown in the POLICY SPECIFICATIONS. In determining the No-Lapse Cost of Insurance used in the calculation of the No-Lapse Value, Lincoln Life will add the amount of the Flat
                   Extra Monthly Insurance Cost, if any, shown in the POLICY SPECIFICATIONS.
                   These factors are not used in calculating the actual Accumulation
                   Value or Death Benefit provided under the policy.

   Policy        Monthly          Policy       Monthly          Policy       Monthly         Policy       Monthly
    Year           Rate            Year          Rate            Year         Rate            Year          Rate
-------------- -------------    ------------ -------------    ------------ ------------    ------------ ---------
       1         0.09751               2       0.12168               3       0.15586              4       0.18003
       5         0.20421               6       0.21421               7       0.23756              8       0.27007
       9         0.30259              10       0.33261              11       0.37764             12       0.42018
      13         0.46105              14       0.51109              15       0.55281             16       0.63707
      17         0.73638              18       0.84071              19       0.97178             20       1.12376

      21         1.23151              22       1.34848              23       1.47049             24       1.60089
      25         1.74052              26       1.89609              27       2.06927             28       2.26512
      29         2.48700              30       2.73412              31       3.00567             32       3.29499
      33         3.60377              34       3.93207              35       4.28831             36       4.68771
      37         5.14130              38       5.66272              39       6.26231             40       6.93020

      41         7.65397              42       8.41946              43       9.21667             44      10.03810
      45        10.90599              46      11.85387              47      12.90782             48      14.10279
      49        15.45351              50      16.92847              51      18.49589             52      20.12277
      53        21.79488              54      23.50479              55      25.25721             56      27.07366
      57        28.98832              58      31.07045              59      33.44130             60      36.48335

      61        40.87697              62      48.01022              63      60.77254             64      85.39234
      65        89.91826

On each Monthly Anniversary Day, the monthly No-Lapse Factor is multiplied by areduction factor if, at the appropriate Age, the Funding Level exceeds the level noted below.

                  Funding                       Funding                       Funding                      Funding
     Age           Level            Age          Level            Age          Level            Age         Level
--------------- ------------    ------------- ------------    ------------- ------------    ------------ ---------
   1 - 40           0.50%            41           0.50%            42           0.60%            43          0.70%
     44             0.80%            45           0.90%            46           1.00%            47          1.20%
     48             1.30%            49           1.40%            50           1.50%            51          1.60%
     52             1.70%            53           1.80%            54           2.00%            55          2.20%
     56             2.40%            57           2.60%            58           2.80%            59          2.90%

     60             3.00%            61           3.20%            62           3.40%            63          3.70%
     64             4.00%            65           4.40%            66           4.80%            67          5.30%
     68             5.80%            69           6.40%            70           7.00%            71          7.60%
     72             8.30%            73           9.00%            74          10.00%            75         11.00%
     76            12.00%            77          13.50%            78          15.00%            79         17.00%

     80            19.00%            81          21.00%            82          23.00%            83         25.00%
     84            30.00%            85          35.00%            86          40.00%            87         45.00%
     88+           50.00%

LR694                                  NY                                 Page 5

The reduction  factor,  if applicable,  is determined based on two measures:
1) Guaranteed Minimum Death Benefit Percentage, and 2)Fixed Account Allocation. The following table shows the reduction factors.


-------------------- ----------------------------------------------------------------------------------------------------
   If the                                          And the allocation to the Fixed Account is:
  Guaranteed
   Minimum
Death Benefit
Percentage is:
-------------------------------------------------------------------------------------------------------------------------
                       0 to      10 to     20 to     30 to     40 to     50 to     60 to     70 to     80 to     90 to
                        9%        19%       29%       39%       49%       59%       69%       79%       89%       100%
-------------------------------------------------------------------------------------------------------------------------
     0 - 70%:          0.210     0.208     0.207     0.206     0.205     0.204     0.203     0.202     0.201     0.200
-------------------------------------------------------------------------------------------------------------------------
   70.01% - 80%:       0.250     0.241     0.234     0.229     0.226     0.224     0.223     0.222     0.221     0.220
-------------------------------------------------------------------------------------------------------------------------
   80.01% - 90%:       0.300     0.286     0.274     0.269     0.266     0.264     0.263     0.262     0.261     0.260
-------------------------------------------------------------------------------------------------------------------------
     90.01% or         0.350     0.330     0.315     0.310     0.307     0.305     0.303     0.302     0.301     0.300
       more:
-------------------------------------------------------------------------------------------------------------------------

LR694                                   NY                                Page 6

                        No-Lapse Expense Charges and Fees

No-Lapse Premium Load. Lincoln Life will deduct a No-Lapse Premium Load of 8.0% from each premium payment.

No-Lapse Monthly Administrative Fee. The No-Lapse monthly administrative fee consists of: (a) a fee of $10.00 per month during each Policy Year and (b) a monthly charge per $1,000 of the policy Guaranteed Minimum Death Benefit. The charge described in (b) will be determined using the table that follows and will be based on the sex, Age and Premium Class of the Insured.


                  Monthly                       Monthly                       Monthly                      Monthly
                  Charge                        Charge                        Charge                        Charge
    Policy          Per            Policy         Per            Policy         Per           Policy         Per
     Year          $1000            Year         $1000            Year         $1000           Year         $1000
----------------------------    --------------------------    --------------------------    -----------------------
       1            0.002              2          0.003              3          0.003              4         0.003
       5            0.004              6          0.004              7          0.004              8         0.005
       9            0.006             10          0.007             11          0.008             12         0.008
      13            0.009             14          0.010             15          0.012             16         0.013
      17            0.015             18          0.018             19          0.021             20         0.024

      21            0.027             22          0.029             23          0.033             24         0.036
      25            0.039             26          0.043             27          0.048             28         0.053
      29            0.058             30          0.064             31          0.071             32         0.078
      33            0.087             34          0.096             35          0.105             36         0.116
      37            0.128             38          0.143             39          0.159             40         0.178

      41            0.198             42          0.220             43          0.243             44         0.267
      45            0.293             46          0.321             47          0.353             48         0.388
      49            0.429             50          0.473             51          0.522             52         0.572
      53            0.624             54          0.678             55          0.735             56         0.794
      57            0.858             58          0.926             59          1.044             60         1.103

      61            1.242             62          1.461             63          1.843             64         2.550
      65            3.913

On each Monthly Anniversary Day, the monthly charge per $1,000 is multiplied by a reduction factor, which is determined based on two measures: 1) Guaranteed Minimum Death Benefit Percentage, and 2) Fixed Account Allocation. The following table shows the reduction factors.


-------------------- ----------------------------------------------------------------------------------------------------
    If the                                          And the allocation to the Fixed Account is:
  Guaranteed
   Minimum
Death Benefit
Percentage is:
-------------------------------------------------------------------------------------------------------------------------
                       0 to     10 to     20 to     30 to     40 to     50 to     60 to     70 to     80 to     90 to
                        9%        19%       29%       39%       49%       59%       69%       79%       89%       100%
-------------------------------------------------------------------------------------------------------------------------
     0 - 70%:          0.100     0.070     0.050     0.030     0.020     0.010     0.000     0.000     0.000     0.000
-------------------------------------------------------------------------------------------------------------------------
   70.01% - 80%:       0.300     0.210     0.140     0.080     0.030     0.020     0.010     0.000     0.000     0.000
-------------------------------------------------------------------------------------------------------------------------
   80.01% - 90%:       0.600     0.420     0.270     0.150     0.060     0.040     0.020     0.010     0.000     0.000
-------------------------------------------------------------------------------------------------------------------------
     90.01% or         1.000     0.700     0.450     0.250     0.100     0.070     0.040     0.020     0.010     0.000
       more:
-------------------------------------------------------------------------------------------------------------------------

LR694                                 NY                                  Page 7